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                                                                    Exhibit 1(A)


                              CERTIFICATE OF TRUST

                                       OF

                             LA SALLE MASTER TRUST


     This Certificate of Trust of LaSalle Master Trust (the "Trust"), dated September 19, 1997, is being duly executed and filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del.
C. (S)(S) 3801, et seq.).

     1.  Name.  The name of the business trust formed hereby is LaSalle Master
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Trust.

     2.  Registered Agent.  The business address of the registered office of the
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Trust in the State of Delaware is 1209 Orange Street,Wilmington, Delaware
19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

     3.  Effective Date.  This Certificate of Trust shall be effective upon the
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date and time of filing.

     4.  Series Trust.  Notice is hereby given that, pursuant to Section 3804 of
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the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Trust as of the date first above-written.



                                 /s/ William K. Morrill, Jr.
                                 ---------------------------
                                 William K. Morrill, Jr.
                                 Trustee